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Exhibit 99.2

Independent Auditors' Report

To the Stockholders of Coldwater Creek Inc.:

        We have audited the accompanying consolidated balance sheet of Coldwater Creek Inc. (a Delaware corporation) and subsidiaries as of February 1, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the eleven-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet of Coldwater Creek Inc. and subsidiaries as of March 2, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended March 2, 2002 and March 3, 2001, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements, before the restatements described in Note 1, Note 2 and Note 17 to the financial statements, in their report dated April 10, 2002.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the fiscal 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coldwater Creek Inc. and subsidiaries as of February 1, 2003, and the results of their operations and their cash flows for the eleven-month period then ended in conformity with accounting principles generally accepted in the United States of America.

        As discussed above, the consolidated balance sheet of Coldwater Creek Inc. and subsidiaries as of March 2, 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended March 2, 2002 and March 3, 2001 were audited by other auditors who have ceased operations. As described in Note 2 to the financial statements, the common stock outstanding, retained earnings, and net income per share amounts for the years ended March 2, 2002 and March 3, 2001, as well as share and per share amounts for those fiscal periods in the notes to the consolidated financial statements, have been adjusted to reflect two 50 percent stock dividends, each having the effect of a 3-for-2 stock split, declared by the Board of Directors on December 19, 2002 and August 4, 2003. Also, the segment reporting disclosures for the years ended March 2, 2002 and March 3, 2001 in Note 1 and Note 17 have been adjusted to reflect a change in the composition of the company's segments. We audited the adjustments that were applied to restate the amounts and disclosures related to the Company's December 19, 2002 and August 4, 2003 stock dividends reflected in the March 2, 2002 and March 3, 2001 consolidated financial statements, and the adjustments that were applied to restate the March 2, 2002 and March 3, 2001 segment reporting amounts and disclosures in Note 1 and Note 17 of the consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the March 2, 2002 and March 3, 2001 consolidated financial statements of Coldwater Creek Inc. and subsidiaries other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the March 2, 2002 and March 3, 2001 financial statements taken as a whole.

/s/ KPMG LLP
Boise, Idaho

March 10, 2003, except for the
    impact of the stock dividend
    declared on August 4, 2003
    discussed in Note 2 and the
    segment reporting disclosures in
    Note 1 and Note 17, as to which
    the date is December 3, 2003.

This is the report of Arthur Andersen LLP from the prior year and this report has not been reissued.

Report Of Independent Auditors

To the Stockholders of Coldwater Creek Inc.:

        We have audited the accompanying consolidated balance sheets of Coldwater Creek Inc. (a Delaware corporation) and subsidiaries as of March 2, 2002 and March 3, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years ended March 2, 2002, March 3, 2001 and February 26, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coldwater Creek Inc. and subsidiaries as of March 2, 2002 and March 3, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended March 2, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP
Boise, Idaho April 10, 2002

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

	February 1, 2003	March 2, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,630	$4,989
Receivables	6,112	4,927
Inventories	59,686	64,295
Prepaid and other	4,409	5,923
Prepaid and deferred catalog costs	7,133	7,770
Deferred income taxes	1,915	2,250

Total current assets	105,885	90,154
Property and equipment, net	81,214	78,282
Executive loans	548	811

Total assets	$187,647	$169,247

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$45,951	$46,514
Accrued liabilities	18,919	16,961
Income taxes payable	3,650	—

Total current liabilities	68,520	63,475
Deferred income taxes	1,631	3,794
Deferred rents	11,533	7,050

Total liabilities	81,684	74,319

Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 60,000,000 shares authorized, 24,173,117 and 23,967,260 shares issued, respectively(a)	242	240
Additional paid-in capital	51,286	49,610
Treasury shares, at cost, 209,100 shares	(4,715)	(4,715)
Retained earnings(a)	59,150	49,793

Total stockholders' equity	105,963	94,928

Total liabilities and stockholders' equity	$187,647	$169,247

Note (a):	The above common stock issued and retained earnings amounts reflect two 50% stock dividends, each having the effect of a 3-for-2 stock split, declared by the Board of Directors on December 19, 2002 and August 4, 2003.

The accompanying notes are an integral part of these financial statements

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data)

	Fiscal Year Ended
	February 1, 2003(a)	March 2, 2002	March 3, 2001
Net sales	$473,172	$464,024	$458,445
Cost of sales	284,406	272,665	255,187

Gross profit	188,766	191,359	203,258
Selling, general and administrative expenses	173,330	188,902	182,770

Income from operations	15,436	2,457	20,488
Interest, net, and other	170	483	1,114

Income before provision for income taxes	15,606	2,940	21,602
Provision for income taxes	6,249	1,140	8,364

Net income	$9,357	$1,800	$13,238

Net income per share — Basic(b)	$0.39	$0.08	$0.56

Weighted average shares outstanding — Basic	23,898	23,832	23,619

Net income per share — Diluted(b)	$0.39	$0.07	$0.54

Weighted average shares outstanding — Diluted	24,098	24,323	24,507

Note (a):	Fiscal 2002 is an 11-month transition period attributable to the Company's decision to change its fiscal year end.
Note (b):
The above net income per share and weighted average shares outstanding amounts reflect two 50% stock dividends, each having the effect of a 3-for-2 stock split, declared by the Board of Directors on December 19, 2002 and August 4, 2003.

The accompanying notes are an integral part of these financial statements

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)

	Common Stock
			Additional Paid-in Capital	Treasury Shares	Retained Earnings(a)
	Shares(a)	Par Value(a)				Total
Balance at February 26, 2000	22,958	$229	$41,586	$—	$34,755	$76,570
Net income	—	—	—	—	13,238	13,238
Net proceeds from exercises of stock options	760	8	3,917	—	—	3,925
Tax benefit from exercises of stock options	—	—	2,402	—	—	2,402

Balance at March 3, 2001	23,718	$237	$47,905	$—	$47,993	$96,135
Net income	—	—	—	—	1,800	1,800
Net proceeds from exercises of stock options	249	3	1,275	—	—	1,278
Tax benefit from exercises of stock options	—	—	430	—	—	430
Repurchase of treasury shares	—	—	—	(4,715)	—	(4,715)

Balance at March 2, 2002	23,967	$240	$49,610	$(4,715)	$49,793	$94,928

Net income	—	—	—	—	9,357	9,357
Net proceeds from exercises of stock options	206	2	1,141	—	—	1,143
Tax benefit from exercises of stock options	—	—	307	—	—	307
Contributed services	—	—	228	—	—	228

Balance at February 1, 2003	24,173	$242	$51,286	$(4,715)	$59,150	$105,963

Note (a):	The above common stock issued, par value, additional paid-in capital and retained earnings amounts reflect two 50% stock dividends, each having the effect of a 3-for-2 stock split, declared by the Board of Directors on December 19, 2002 and August 3, 2003.

The accompanying notes are an integral part of these financial statements

COLDWATER CREEK INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	11-Months Ended	12-Months Ended
	February 1, 2003	March 2, 2002	March 3, 2001
OPERATING ACTIVITIES:
Net income	$9,357	$1,800	$13,238
Non cash items:
Depreciation and amortization	14,037	12,646	9,427
Loss on asset disposition	801	1,054	173
Deferred rent amortization	(332)	(94)	334
Contributed services	228	—	—
Deferred income taxes	(1,829)	(249)	2,195
Tax benefit from exercises of stock options	307	430	2,402
Other	1	139	56
Net change in current assets and liabilities:
Receivables	(1,185)	2,150	(1,336)
Inventories	4,609	1,854	(5,946)
Prepaid and other	1,483	(2,170)	(2,498)
Prepaid and deferred catalog costs	637	5,051	(6,010)
Accounts payable	(563)	12,179	4,237
Accrued liabilities	1,757	(1,445)	2,660
Income taxes payable	3,650	—	(2,140)
Deferred rents	5,408	5,444	2,084

Net cash provided by operating activities	38,366	38,789	18,876

INVESTING ACTIVITIES:
Purchase of property and equipment	(18,078)	(35,296)	(25,842)
Repayments from (loans to) executives	263	386	161

Net cash used in investing activities	(17,815)	(34,910)	(25,681)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options	1,143	1,278	3,925
Common shares repurchased for treasury	—	(4,715)	—
Other financing costs	(53)	(53)	(53)

Net cash provided by (used in) financing activities	1,090	(3,490)	3,872

Net increase (decrease) in cash and cash equivalents	21,641	389	(2,933)
Cash and cash equivalents, beginning	4,989	4,600	7,533

Cash and cash equivalents, ending	$26,630	$4,989	$4,600

Cash paid for interest	$3	$15	$7
Cash paid for income taxes	1,113	2,234	8,152

The accompanying notes are an integral part of these consolidated financial statements

COLDWATER CREEK INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Business and Organizational Structure

        Coldwater Creek Inc., together with its wholly-owned subsidiaries (the "Company"), a Delaware corporation headquartered in Sandpoint, Idaho, is a triple-sales channel, two-operating segment retailer of women's apparel, jewelry, footwear, gift items and home merchandise. The Company's Retail Segment consists of its full-line retail stores, resort stores and outlet stores. The Company's Direct Segment consists of its catalog and Internet-based e-commerce businesses. Beginning in the quarter ended May 3, 2003, we reclassified our outlet stores and phone and Internet orders that originate in our retail stores from our Direct Segment to our Retail Segment, to reflect the manner in which these segments are currently managed. We have reclassified prior period financial statements on a consistent basis for fiscal years 2002, 2001 and 2000.

        The Company has three wholly owned subsidiaries which currently have no substantive assets, liabilities, revenues or expenses.

2.    Significant Accounting Policies

Principals of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated.

Fiscal Periods

        References to a fiscal year refer to the calendar year in which such fiscal year commences. Historically, the Company's fiscal year ended on the Saturday nearest February 28th. However, on December 16, 2002, the Company's board of directors approved a change in the Company's fiscal year end from the Saturday nearest February 28th to the Saturday nearest January 31st, effective in 2003. This report covers the 11-month transition period of March 3, 2002 through February 1, 2003. The Company made this decision to align its reporting schedule with the majority of other national retail companies.

        The Company's floating fiscal year-end typically results in thirteen-week fiscal quarters and a fifty-two week fiscal year, but will occasionally give rise to an additional week resulting in a fourteen-week fiscal fourth quarter and a fifty-three week fiscal year. The Company's most recently completed fiscal year ended February 1, 2003 ("fiscal 2002") consisted of forty-eight (48) weeks, due to the aforementioned change in the Company's fiscal year end, whereas its preceding fiscal years ended March 2, 2002 ("fiscal 2001") and March 3, 2001 ("fiscal 2000") consisted of fifty-two (52) and fifty-three (53) weeks, respectively.

Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and timing of revenue and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities. Examples of these estimates and assumptions are embodied in our sales returns accrual and our inventory obsolescence calculation, among others. These estimates and assumptions are based on the Company's historical results as well as management's future expectations. The Company's actual results could vary from its estimates and assumptions.

Reclassifications

        Certain amounts in the consolidated financial statements for the prior fiscal years have been reclassified to be consistent with the current fiscal year's presentation.

        Additionally, the common stock outstanding, retained earnings and net income per share amounts for all periods presented have been adjusted to reflect two 50% stock dividends, each having the effect of a 3-for-2 stock split, declared by the Company's Board of Directors on December 19, 2002 and August 4, 2003.

Revenue Recognition

        The Company recognizes sales including shipping and handling income and the related cost of sales either at the time merchandise ordered from a catalog or web site is shipped to the customer or at the time a sale is consummated with a customer in a store. The Company maintains an allowance for sales returns based on historical experience and future expectations. Collections for unshipped orders are reflected as a component of accounts payable and are immaterial in amount. Customer list rental income is netted against selling, general and administrative ("SG&A") expenses. The Company's policy regarding gift certificates is to record revenue as the certificates are redeemed for merchandise. Prior to their redemption, the certificates are recorded as a liability.

Cash and Cash Equivalents

        Cash equivalents consist of highly liquid debt instruments with a maturity date of three months or less at the date of purchase.

Inventories

        Inventories primarily consist of merchandise purchased for resale and are stated at the lower of first-in, first-out cost or market.

Prepaid and Deferred Catalog Costs

        Catalog costs include all direct costs associated with the development, production and circulation of direct mail catalogs and are accumulated as prepaid catalog costs until such time as the related catalog is mailed. Once mailed, these costs are reclassified as deferred catalog costs and are amortized into SG&A expenses over the expected sales realization cycle, typically several weeks. The Company's consolidated SG&A expenses include amortized catalog costs of $77.6 million, $97.4 million and $104.6 million for fiscal 2002, 2001 and 2000, respectively.

Property and Equipment

        Property and equipment, including any major additions and improvements thereto, are recorded at cost. Minor additions and improvements, as well as maintenance and repairs, that do not materially extend the useful life of property or equipment are charged to operations as incurred. The net book value of property or equipment sold or retired is removed from the asset and related accumulated depreciation accounts with any resulting net gain or loss included in results of operations.

        Depreciation and amortization expense is computed using the straight-line method. The estimated useful lives for buildings and land improvements are fifteen to thirty years. The estimated useful lives for furniture and fixtures, technology hardware and software and machinery and equipment are three to seven years. Leasehold improvements are amortized over the contractual lives of the underlying operating leases or the estimated useful lives of the improvements, currently three to twenty years, whichever is less.

Deferred Rents

        Certain of the Company's operating leases contain predetermined fixed escalations of the minimum rentals during the original term of the lease. For these leases, the Company recognizes the related rental expense on a straight-line basis over the life of the lease and records the difference between the amounts charged to operations and amounts paid as deferred rent. Any lease incentives received by the Company are deferred and subsequently amortized on a straight-line basis over the life of the lease as a reduction of rent expense.

Deferred Income Taxes

        Deferred income tax assets and liabilities are recognized for the expected future income tax benefits or consequences, based on enacted laws, of temporary differences between tax and financial statement reporting. Deferred tax assets are then reduced, if deemed necessary, by a valuation allowance for the amount of any tax benefits that, more likely than not based on current circumstances, are not expected to be realized.

Cost of Sales and SG&A Expenses

        The Company's consolidated cost of sales primarily consists of merchandise acquisition costs, including related buying and freight-in costs, as well as warehousing and distribution costs, shipping and handling costs, returned merchandise processing costs, and retail and outlet store occupancy costs. The Company's consolidated SG&A expenses primarily consist of selling expenses, marketing expenses, including amortization of deferred catalog costs, and general and administrative expenses. The Company's consolidated SG&A expenses include advertising costs of $5.1 million, $5.5 million and $2.6 million for fiscal 2002, 2001 and 2000, respectively. The Company considers its web based affiliate commission expenses to be advertising expenses.

Store Pre-Opening Costs

        The Company incurs certain preparation and training costs prior to the opening of a retail store. These pre-opening costs are expensed as incurred and are included in SG&A expenses. Pre-opening costs were approximately $1.3 million, $2.9 million and $1.0 million during fiscal 2002, 2001 and 2000, respectively.

Net Income Per Share

        Basic earnings per share ("EPS") is calculated by dividing income applicable to common shareholders by the weighted average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur under the Treasury Stock Method if potentially dilutive securities, such as stock options, were exercised or converted to common stock. Should the Company incur a net loss, potentially dilutive securities are excluded from the calculation of diluted EPS as they would be antidilutive.

        On December 19, 2002, and on August 4, 2003, the Company's Board of Directors declared two 50% stock dividends having the cumulative effect of a 2.25-for-1 stock split on its issued common stock, par value $0.01 per share (the "Common Stock"). The common stock outstanding, retained earnings and net income per share amounts have been adjusted for all periods presented to reflect these stock dividends.

Accounting for Stock Based Compensation

        As allowed by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has retained the compensation measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25"), and its related interpretations, for stock options. Under APB No. 25, compensation expense is recognized based upon the difference, if any, at the measurement date between the market value of the stock and the option exercise price. The measurement date is the date at which both the number of options and the exercise price for each option are known.

        The following table presents a reconciliation of the Company's actual net income to its pro forma net income had compensation expense for the 1996 Plan been determined using the compensation measurement principles of SFAS No. 123:

	Fiscal Year Ended
	February 1, 2003	March 2, 2002(1)	March 3, 2001(1)
Net Income:
As reported	$9,357	$1,800	$13,238
Impact of applying SFAS 123	(825)	(1,183)	(1,220)

Pro forma	$8,532	$617	$12,018

Net income per share:
As reported — Basic	$0.39	$0.08	$0.56
Pro forma — Basic	$0.36	$0.03	$0.51
As reported — Diluted	$0.39	$0.07	$0.54
Pro forma — Diluted	$0.35	$0.03	$0.49

(1)
The pro forma impacts on net income and net income per share for the fiscal years ended March 2, 2002 and March 3, 2001 reflect an adjustment for certain fully vested shares that were included in the calculation.

        The above effects of applying SFAS No. 123 are not indicative of future amounts. Additional awards in future years are anticipated.

        In calculating the preceding, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

	Fiscal Year Ended
	February 1, 2003	March 2, 2002	March 3, 2001
Risk free interest rate	3.7%	4.2%	5.6%
Expected volatility	86.8%	85.8%	80.8%
Expected life (in years)	4	4	4
Expected dividends	None	None	None

Fair Value of Financial Instruments

        The Company's financial instruments primarily consist of cash and cash equivalents, receivables and payables and loans to executives for which the carrying amounts materially approximate their fair values.

Accounting for Rebates Given by Vendors

        The Company accounts for rebates received from its merchandise vendors as an adjustment to the prices of the vendor's products. This adjustment is characterized as a reduction of the carrying amount of our inventory and, when sold, as cost of sales. The Company recorded rebates from merchandise vendors of $2.0 million, $0.8 million and $0.3 million in fiscal 2002, 2001 and 2000, respectively.

Accounting for Revenue Arrangements with Multiple Deliverables

        The Company periodically offers its customers coupons that entitle them to receive a specified dollar amount off of future purchases. The customers are required to meet certain purchasing criteria in order to receive the coupons. The Company accounts for this arrangement by deferring a proportional amount of revenue to the period that the coupon is expected to be redeemed. The Company had balances in deferred revenue related to coupon arrangements of $1.0 million at February 1, 2003 and $0.0 million at March 2, 2002 and March 3, 2001, respectively.

Recently Adopted Accounting Standards

        In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), which revises the accounting for purchased goodwill and other intangible assets. Under SFAS No. 142, goodwill and other intangible assets with indefinite lives will no longer be systematically amortized into operating results. Instead, each of these assets will be tested for impairment, in the absence of an indicator of possible impairment, at least annually, and upon an indicator of possible impairment, immediately. The Company adopted SFAS No. 142 effective March 3, 2002 for its fiscal 2002 consolidated financial statements with no material impact.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"), which modifies and expands the financial accounting and reporting for the impairment or disposal of long-lived assets other than goodwill, which is specifically addressed by SFAS No. 142. SFAS No. 144 maintains the requirement that an impairment loss be recognized for a long-lived asset to be held and used if its carrying value is not recoverable from its undiscounted cash flows, with the recognized impairment being the difference between the carrying amount and fair value of the asset. With respect to long-lived assets to be disposed of other than by sale, SFAS No. 144 requires that the asset be considered held and used until it is actually disposed of but requires that its depreciable life be revised in accordance with APB Opinion No. 20, "Accounting Changes." The Company adopted SFAS No. 144 effective March 3, 2002 for its fiscal 2002 consolidated financial statements with no material impact.

        In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123" ("SFAS No. 148"). This Statement amends FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"), to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the disclosure requirements of SFAS No. 148 for its fiscal 2002 consolidated financial statements. However, the Company, at this time, does not intend to change to the fair value based method of accounting for stock-based employee compensation.

        In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." The primary objectives of FIN 46 are to provide guidance on the identification of, and financial reporting for, entities for which control is achieved through means other than through voting rights; such entities are known as variable-interest entities ("VIEs"). FIN 46 is effective for VIEs which are created after January 31, 2003 and for all VIEs for the first fiscal year or interim period beginning after June 15, 2003. The Company has evaluated the provisions of FIN 46 and determined that this interpretation will have no material effect on its consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"), which sets forth the financial accounting and reporting to be followed for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company will adopt SFAS No. 143, as required, effective February 2, 2003 for its fiscal 2003 consolidated financial statements. Management currently believes that adoption of SFAS No. 143 will not have a material impact on the Company's consolidated financial statements.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"). SFAS No. 145 updates, clarifies and simplifies existing accounting pronouncements and amends SFAS No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions and by making technical corrections to existing pronouncements. The Company adopted the provisions of SFAS No. 145 that amended SFAS No. 13 for transactions occurring after May 15, 2002 in its consolidated financial statements for the fiscal 2002 first quarter with no material impact. The Company will adopt all other provisions of SFAS No. 145, as required, effective February 2, 2003 for its fiscal 2003 consolidated financial statements. Management currently believes that adoption of SFAS No. 145 will not have a material impact on the Company's consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF No. 94-3"). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and initially measured at fair value. EITF No. 94-3 required that a liability for an exit cost (as defined in EITF No. 94-3) was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company would be impacted by SFAS No. 146 only if it were to commit to a plan for an exit or disposal activity. Currently, the Company has not committed to a plan for an exit or disposal activity.

3.    Fiscal Year Change

        On December 16, 2002, the Company's board of directors approved a change in the Company's fiscal year end from the Saturday nearest February 28th to the Saturday nearest January 31st, effective in 2003. The Company made this decision to align its reporting schedule with the majority of other national retail companies. The table below summarizes selected unaudited financial data for the 11-months ended February 2, 2002.

February 2, 2002
(unaudited)
Net sales	$435,741
Cost of sales	254,554

Gross profit	181,187
Selling, general and administrative expenses	176,285

Income from operations	4,902
Interest, net, and other	465

Income before provision for income taxes	5,367
Provision for income taxes	2,079

Net income	$3,288

Net income per share — basic	$0.14

Net income per share — diluted	$0.13

4.    Receivables

        Receivables consist of the following:

	February 1, 2003	March 2, 2002
	(in thousands)
Trade	$4,469	$2,640
Tenant improvement	1,031	1,428
Customer list rental	549	530
Other	63	329

	$6,112	$4,927

        The Company evaluates the credit risk associated with its receivables. At February 1, 2003 and March 2, 2002 no reserve was recorded.

5.    Property and Equipment, net

        Property and equipment, net, consists of the following:

	February 1, 2003	March 2, 2002
	(in thousands)
Land	$152	$152
Building and land improvements	15,934	15,731
Leasehold improvements	53,601	41,087
Furniture and fixtures	13,406	10,054
Technology hardware and software	43,761	41,188
Machinery and equipment	7,852	7,453
Construction in progress	284	3,776

	134,990	119,441
Less: accumulated depreciation and amortization	(53,776)	(41,159)

	$81,214	$78,282

        Construction in progress is primarily comprised of leasehold improvement costs and furniture and fixtures related to new, unopened retail stores. The Company had a balance of construction costs incurred for which a liability was established of $0.4 million and $1.4 million at February 1, 2003 and March 2, 2002, respectively.

6.    Accrued Liabilities

        Accrued liabilities consist of the following:

	February 1, 2003	March 2, 2002
	(in thousands)
Accrued payroll, related taxes and benefits	$5,077	$4,150
Gift certificate liability	4,711	2,936
Other	4,610	2,467
Accrued sales returns	4,521	7,408

	$18,919	$16,961

7.    Revolving Line of Credit

        The Company was party to an agreement with a consortium of banks that provided it with an $80.0 million unsecured revolving credit facility (with a sub-limit of $10.0 million for letters of credit) and a term standby letter of credit of $1.1 million. The credit facility had a maturity date of July 31, 2003. However, the Company entered into a new credit agreement (the Agreement) with a consortium of banks effective March 5, 2003, that provides it with a $60.0 million unsecured revolving credit facility (with a sub-limit of $20.0 million for letters of credit and a $5.0 million sub-limit for same day advances) and a term standby letter of credit of $1.1 million. The interest rate under the agreement is LIBOR Rate [i.e., LIBOR divided by one minus the Reserve Requirement, increased or decreased by a margin based upon the Company's then leverage ratio, as defined in the Agreement]. The agreement provides that the Company must satisfy certain specified EBITDA (Earnings Before Interest Taxes Depreciation and Amortization), EBITDAR (i.e., EBITDA before rental/lease expenses), fixed charge coverage ratio, leverage ratio, current ratio and minimum net worth requirements, as defined in the Agreement. The Agreement also places restrictions on the Company's ability to, among other things, sell assets, participate in mergers, incur debt, pay dividends, and make investments or guarantees. The credit facility has a maturity date of March 5, 2006. The Company incurred commitment fees of $213,000, $216,000, and $114,000 in fiscal 2002, 2001 and 2000, respectively.

        The Company had $0.7 million in outstanding letters of credit at both February 1, 2003 and March 2, 2002.

8.    Income Taxes

        The Company's deferred tax assets and liabilities, representing the tax effects of temporary differences, are as follows:

	February 1, 2003		March 2, 2002
	Current	Noncurrent	Current	Noncurrent
	(in thousands)
Deferred tax assets:
Inventories	$1,451	$—	$1,293	$—
Accrued sales returns	1,790	—	2,934	—
Accrued employee benefits	649	—	831	—
Tenant improvement	—	4,602	—	—
Other	850	—	269	—

Total deferred tax assets	$4,740	$4,602	$5,327	$—

Deferred tax liabilities:
Prepaid and deferred catalog costs	$(2,825)	$—	$(3,077)	$—
Tax basis depreciation	—	(6,233)	—	(3,794)

Total deferred tax liabilities	$(2,825)	$(6,233)	$(3,077)	$(3,794)

Net deferred tax assets (liabilities)	$1,915	$(1,631)	$2,250	$(3,794)

        The Company's income tax provision includes the following:

	Fiscal Year Ended
	February 1, 2003	March 2, 2002	March 3, 2001
	(in thousands)
Current income tax provision:
Federal	$6,912	$1,223	$5,452
State	1,166	166	717
Deferred income tax provision (benefit):
Federal	(1,502)	(220)	1,940
State	(327)	(29)	255

	$6,249	$1,140	$8,364

        Reconciliations of the statutory U.S. federal income tax rates to the Company's effective income tax rates are as follows:

	Fiscal Year Ended
	February 1, 2003	March 2, 2002	March 3, 2001
Statutory income tax rate	35.0%	34.0%	35.0%
State income taxes, net of federal benefit	5.0%	4.8%	3.7%

	40.0%	38.8%	38.7%

        The Company received investment tax credits from the States of West Virginia and Idaho. The West Virginia tax credits, which are available through 2012, subject to annual limitations of 80% of the Company's West Virginia income tax liability, are recognized by the Company in the year in which they are used. The Company utilized $129,000, $42,000 and $182,000 of these investment tax credits to offset its West Virginia income tax liability during fiscal 2002, 2001 and 2000, respectively. The Idaho tax credits are limited to 50% of the current year's state income tax liability. The Company utilized $119,000, $40,000 and $119,000 of the Idaho tax credits to offset its Idaho state income tax liability during fiscal 2002, 2001 and 2000, respectively.

9.    Treasury Stock

        On March 31, 2001, the Company's Board of Directors approved a stock repurchase program pursuant to which the Company was authorized to repurchase in the open market up to 300,000 outstanding shares of its common stock to be held in treasury. During fiscal 2001, the Company repurchased 209,100 common shares at an average market price of $22.55 per share. The 209,100 common shares repurchased were not impacted by the two 50% stock dividends, each having the effect of a 3-for-2 stock split, declared by the Company's board of directors on December 19, 2002 and August 4, 2003. The Company currently does not anticipate any additional share repurchases.

10.    Net Income Per Share

        The following is a reconciliation of net income and the number of common shares used in the computations of net income per basic and diluted common share:

	Fiscal Year Ended
	February 1, 2003	March 2, 2002	March 3, 2001
	(in thousands)
Net income	$9,357	$1,800	$13,238

Average shares outstanding used to determine net income per basic common share(2)	23,898	23,832	23,619
Net effect of dilutive stock options based on the treasury stock method using average market price(1)(2)	200	491	888

Average shares used to determine net income per diluted common share(2)	24,098	24,323	24,507

(1)
Anti-dilutive stock options excluded from the above computations were 1,014, 719 and 482 for fiscal 2002, 2001 and 2000, respectively.

(2)
The common shares outstanding and dilutive and anti-dilutive share amounts for fiscal year 2002, 2001 and 2000 have been adjusted to reflect two 50% stock dividends, each having the effect of a 3-for-2 stock split, declared by the Board of Directors on December 19, 2002 and August 4, 2003.

11.    1996 Stock Option/Stock Issuance Plan

        The Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") was adopted by the Board of Directors and approved by a majority of stockholders on March 4, 1996. The total number of shares authorized for issuance under the 1996 Plan is 4,189,157 common shares. The 1996 Plan will terminate on March 3, 2006, unless sooner terminated by the Board of Directors.

        The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals, including officers and key employees, non-employee directors and consultants, and other independent advisors, may, at the discretion of the Plan Administrator, be granted options to purchase shares of the Company's common stock at an exercise price not less than 85% of the then fair market value of the Company's common stock for non-statutory options and 100% of the then fair market value of the Company's common stock for incentive options, (ii) the Stock Issuance Program under which such individuals may, at the Plan Administrator's discretion, be directly sold or issued, as a bonus tied to the performance of services and/or achievement of performance goals, shares of the Company's common stock at a price not less than 100% of the then fair market value and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee members of the Board of Directors to purchase shares of the Company's common stock at an exercise price equal to 100% of the then fair market value on the date of grant.

        Under the Discretionary Option Grant Program component of the 1996 Plan, employees have been granted options which remain outstanding at February 1, 2003 to purchase 1,541,886 shares of the Company's common stock. Under the Automatic Option Grant Program component of the 1996 Plan, non-employee members of the Board of Directors have been granted options which remain outstanding at March 2, 2002 to purchase 240,573 shares of the Company's common stock. Options granted under the Discretionary Option Grant Program to employees vest and become exercisable on a pro rata basis over either four or five years, as specified. The initial and subsequent annual allotments of options granted under the Automatic Option Grant Program to non-employee members of the Board of Directors are immediately exercisable and vest on a pro rata basis over three years and one year, respectively. The options expire ten years from date of issue under the Discretionary Option Grant Program, subject to earlier expiration for vested options not exercised following termination of employment, and have a maximum term of ten years under the Automatic Option Grant Program, subject to earlier expiration for vested options not exercised two years following the optionee's cessation of Board service.

        A summary of the status of the Company's stock options as of February 1, 2003, March 2, 2002 and March 3, 2001 and the changes during the fiscal years then ended, is presented below:

	February 1, 2003
	Options	Exercise Price	Weighted Average Exercise Price
Outstanding at beginning of period	2,093,876	$2.93 - 18.45	$8.83
Granted	101,250	6.75 - 10.85	10.16
Exercised	(205,857)	2.93 - 10.19	5.56
Forfeited	(206,810)	2.93 - 18.45	8.74

Outstanding at end of period	1,782,459	$2.93 - 18.45	$9.11

Exercisable	1,148,499	$2.93 - 18.45	$8.94

	March 2, 2002
	Options	Exercise Price	Weighted Average Exercise Price
Outstanding at beginning of period	2,243,912	$2.93 - 18.45	$8.34
Granted	311,064	7.29 - 12.19	9.81
Exercised	(248,968)	2.93 - 8.89	5.11
Forfeited	(212,132)	5.11 - 18.45	9.45

Outstanding at end of period	2,093,876	$2.93 - 18.45	$8.83

Exercisable	1,195,056	$2.93 - 18.45	$8.75

	March 3, 2001
	Options	Exercise Price	Weighted Average Exercise Price
Outstanding at beginning of period	2,639,648	$2.93 - 18.45	$7.11
Granted	549,225	7.55 - 17.28	10.75
Exercised	(760,454)	2.93 - 13.78	5.15
Forfeited	(184,508)	4.47 - 18.45	10.51

Outstanding at end of period	2,243,912	$2.93 - 18.45	$8.34

Exercisable	1,104,141	$2.93 - 18.45	$7.89

        The following table provides summarized information about stock options outstanding at February 1, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$00.00 — $03.33	52,916	3.1	$2.93	52,916	$2.93
$3.34 — $06.66	347,966	5.9	5.63	275,606	5.61
$6.67 — $9.99	676,829	6.6	7.65	388,650	7.33
$10.00 — $13.33	450,889	7.8	11.57	214,662	11.70
$13.34 — $16.66	200,534	5.6	13.87	168,066	13.88
$16.67 — $19.99	53,325	5.5	17.85	48,600	17.90

12.    Employee Stock Purchase Plan

        The Company's Employee Stock Purchase Plan (the "ESPP") was adopted by the Board of Directors and approved by a majority of stockholders on January 28, 1996. Under the ESPP, eligible employees may purchase shares of the Company's common stock at six-month intervals at the lesser of 85% of the fair market value on (i) the respective employee's enrollment date or (ii) the last day of each six-month purchase interval. The maximum number of shares that an employee may purchase on any one purchase date may not exceed 2,250 shares. The Company's employees purchased 45,000, 36,000 and 28,500 shares during fiscal 2002, 2001 and 2000, respectively. The average share price for these purchases was $5.81, $6.57, and $5.31 for fiscal 2002, 2001 and 2000, respectively.

13.    Retirement Plan, Incentive Based Compensation and Executive Loan Program

        Effective October 1, 1988, and as amended from time to time, the Company adopted a tax-qualified employee savings, retirement and profit sharing plan qualified under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") under which eligible employees may elect to defer a portion of their current compensation, up to certain statutorily prescribed annual limits, and make corresponding periodic contributions into the 401(k) Plan. Contributions to the 401(k) Plan, as well as any income earned thereon, are not taxable to the employee until withdrawn from the 401(k) Plan. All employees twenty-one years of age and older with 1,000 hours of service who have been employed by the Company for at least one year are eligible to participate in the 401(k) Plan. The Company matches a certain percentage of the employees' overall contribution and may make a discretionary profit sharing contribution based on the overall profitability of the Company. The Company recognized contribution expense of $701,000, $431,000 and $885,000 for fiscal 2002, 2001 and 2000, respectively.

        Prior to the enactment of the Sarbanes-Oxley Act ("the Act"), the Company maintained an Executive Loan Program under which the Company made, at its sole discretion and with prior approvals from the Chief Executive Officer and the Board of Directors' Compensation Committee, secured long-term loans to key executives other than the Company's founders, Dennis and Ann Pence. Each loan is secured by the executive's personal net assets, inclusive of all vested stock options in the Company, bears interest at three percent per annum, and becomes due and payable on the earlier of (i) the date ten days before the date on which the vested stock options serving as partial security expire or (ii) ninety days from the date on which the executive's employment with the Company terminates for any reason. Outstanding loans were $0.5 million and $0.8 million at February 1, 2003 and March 2, 2002, respectively. None of the loans outstanding prior to enactment of the Act have had any of their terms modified.

        During fiscal 2000 and 2001, the Compensation Committee of the Company's Board of Directors authorized compensation bonus pools totaling $250,000 and $75,000, respectively, as additional incentives to retain certain designated key employees. The Company is accruing the related compensation expense to each designated key employee on a straight-line basis over a twenty-four month period based on specified performance criteria. On March 25, 2002, $200,000 of the $250,000 compensation bonus pool was considered earned and subsequently paid in full. On September 25, 2002, the remaining $50,000 of the $250,000 compensation bonus pool was considered earned and subsequently paid in full. The balance in the remaining pool will be payable provided certain specified performance criteria are met over the preceding 24-month period.

        On March 15, 2002, the Compensation Committee of the Board of Directors authorized retention compensation incentive agreements for two designated key employees in the aggregate amount of $900,000. On September 1, 2002, the Compensation Committee of the Board of Directors amended the agreements for the two previously designated key employees and authorized one additional key employee to receive a retention compensation incentive. Currently, the aggregate amount of the now three agreements is $1,875,000. The Company accrued the compensation expense related to the original aggregate amount of $900,000 on a straight-line basis through September 1, 2002. The Company is accruing the remaining portion of the original aggregate amount of $900,000 and the additional amount of $975,000 on a straight-line basis over the re-established thirty-six month retention period based on specified performance criteria and the current expectation that the specified performance criteria will be met.

14.    Arrangements with Principal Shareholders

        In light of the Company not achieving its financial goals for fiscal 2001, the Company's principal shareholders, Dennis and Ann Pence, declined to accept any salaries for their executive management services from the beginning of fiscal 2002 through September 26, 2002 and through September 1, 2002, respectively. As required by generally accepted accounting principles in the United States, the Company imputed on a straight-line basis into its consolidated SG&A expenses fair market value salaries for Mr. and Mrs. Pence for these periods with corresponding offsetting credits to its consolidated additional paid-in capital. During the fiscal 2002 first quarter the imputed salaries were equivalent to Mr. and Mrs. Pence's respective $300,000 salaries for fiscal 2001. However, based on diminished participation by Mr. and Mrs. Pence during the fiscal 2002 second quarter, the imputed salaries were reduced to one-half of Mr. Pence's and one-quarter of Mrs. Pence's fiscal 2001 salaries. During the fiscal 2002 third quarter, Mr. Pence's imputed salary expense continued at one-half of his fiscal 2001 salary through September 26, 2002 after which date Mr. Pence began receiving cash remuneration for his executive management services. Effective September 1, 2002, Mrs. Pence retired from her position as the Company's Executive Creative Director. Accordingly, no salary expense related to Mrs. Pence's contributed services was imputed during the fiscal 2002 third or fourth quarters.

        Dennis and Ann Pence personally participate in a jet timeshare program. For flights by them and other corporate executives made exclusively for official corporate purposes, the Company reimburses

Mr. and Mrs. Pence for (i) a usage based pro rata portion of the financing costs, (ii) a usage based pro rata portion of monthly maintenance fees, and (iii) actual hourly usage fees. Aggregate expense reimbursements totaled $725,000 and $278,000 for fiscal 2002 and 2001, respectively.

15.    Commitments

        The Company leases its East Coast Distribution Center, Coeur d'Alene, Idaho Call Center, retail and outlet store space as well as certain other property and equipment under operating leases. Certain lease agreements are noncancellable with aggregate minimum lease payment requirements, contain escalation clauses and renewal options, and set forth incremental rental payments based on store sales above specified minimums ("contingent rental payments"). The Company incurred aggregate rent expense under its operating leases of $15,152,000, $9,837,000 and $7,223,000 including contingent rent expense of $82,000, $44,000 and $237,000 for fiscal 2002, 2001 and 2000, respectively.

        As of February 1, 2003 the Company's minimum lease payment requirements, excluding contingent rental payments, are as follows (in thousands):

Fiscal 2003	$15,922
Fiscal 2004	16,443
Fiscal 2005	16,128
Fiscal 2006	16,031
Fiscal 2007	15,471
Thereafter	77,743

Total	$157,738

        Subsequent to February 1, 2003, the Company entered into additional retail leases with minimum lease payment requirements, excluding contingent rental payments, as follows (in thousands):

Fiscal 2003	$398
Fiscal 2004	616
Fiscal 2005	616
Fiscal 2006	616
Fiscal 2007	616
Thereafter	2,433

Total	$5,295

        Additionally, the Company had inventory purchase commitments of approximately $84.0 million and $52.0 million at February 1, 2003 and March 2, 2002, respectively.

16.    Contingencies

        The Company and its subsidiaries are periodically involved in litigation and administrative proceedings primarily arising in the normal course of its business. In particular, during fiscal 2002, the Company recorded costs of approximately $0.9 million associated with settling a dispute with a former merchandise vendor. In the opinion of management, the Company's gross liability, if any, and without any consideration given to the availability of insurance or other indemnification, under any pending litigation or administrative proceedings, except for the aforementioned settled litigation, would not materially affect its consolidated financial position, results of operations or cash flows.

        The Company collects sales taxes from customers transacting purchases in states in which the Company has physically based some portion of its retailing business. The Company also pays applicable corporate income, franchise and other taxes, to states in which retail or outlet stores are physically located. Upon entering a new state, the Company accrues and remits the applicable taxes. In addition, the Company accrues use taxes on catalogs mailed to states where the Company has a presence. For many states, the language related to this tax and the costs to which it applies are ambiguous. The Company has accrued for these taxes based on its current interpretation of the tax code as written. Failure to properly determine or to timely remit these taxes may result in additional interest and related penalties being assessed. Various states have attempted to collect back sales and use taxes from direct marketers whose only contacts with the taxing state are solicitations through the mail or the Internet, and whose subsequent delivery of purchased goods is by mail or interstate common carriers. The United States Supreme Court has held that these states, absent congressional legislation, may not impose tax collection obligations on an out-of-state mail order or Internet company. The Company anticipates that any legislative changes regarding direct marketers, if adopted, would be applied only on a prospective basis.

17.    Segment Reporting

        The Company's executive management, being its chief operating decision makers, work together to allocate resources to and assess the performance of the Company's business. During the Company's fiscal 2001 fourth quarter, with the most recent phase of its retail store expansion in place and certain new enabling management information systems operational, the Company's executive management no longer viewed and managed the Company collectively, but instead as two distinct operating segments, Direct and Retail. The Company's Retail Segment consists of its full-line retail stores, resort stores and outlet stores. The Company's Direct Segment consists of its catalog and Internet-based e-commerce businesses. Beginning in the quarter ended May 3, 2003, we reclassified our outlet stores and phone and Internet orders that originate in our retail stores from our Direct Segment to our Retail Segment, to reflect the manner in which these segments are currently managed. We have reclassified prior period financial statements on a consistent basis for fiscal years 2002, 2001 and 2000.

        The Company's executive management assesses the performance of each operating segment based on an "operating contribution" measure, being net sales less merchandise acquisition costs and certain directly identifiable and allocable operating costs, as described below. For the Direct operating segment, these operating costs primarily consist of catalog development, production, and circulation costs, e-commerce advertising costs and order processing costs. For the Retail operating segment, these operating costs primarily consist of store selling and occupancy costs. Operating contribution less corporate and other expenses is equal to income before interest and taxes. Corporate and other expenses consist of unallocated shared-service costs and general and administrative expenses. Unallocated shared-service costs include receiving, distribution and storage costs, merchandising and quality assurance costs as well as corporate occupancy costs. General and administrative expenses include costs associated with general corporate management and shared departmental services (e.g., finance, accounting, data processing and human resources).

        Operating segment assets are those directly used in or clearly allocable to an operating segment's operations. For the Direct operating segment, these assets primarily include inventory and prepaid and deferred catalog costs. For the Retail operating segment, these assets primarily include inventory, fixtures and leasehold improvements. Corporate and other assets include corporate headquarters, merchandise distribution and shared technology infrastructure as well as corporate cash and cash equivalents and prepaid expenses. Operating segment depreciation and amortization and capital expenditures are correspondingly allocated to each operating segment. Corporate and other depreciation and amortization and capital expenditures are related to corporate headquarters, merchandise distribution, and technology infrastructure.

        The following tables provide certain financial data for the Company's Direct and Retail operating segments as well as reconciliations to the Company's consolidated financial statements. The accounting policies of the operating segments are the same as those described in Note 2 — Significant Accounting Policies.

	Fiscal Years Ended
	(11-months)	(12-months)
	February 1, 2003	March 2, 2002	March 3, 2001
	(in thousands)
Net sales(1):
Direct(2)	$344,995	$387,921	$413,122
Retail	128,177	76,103	45,323

Consolidated net sales	$473,172	$464,024	$458,445

Operating contribution:
Direct	$52,134	$52,426	$67,730
Retail	8,292	(6,047)	(2,603)

Total operating contribution	60,426	46,379	65,127
Corporate and other	(44,990)	(43,922)	(44,639)

Consolidated income from operations	$15,436	$2,457	$20,488

Depreciation and amortization:
Direct	$2,089	$2,799	$1,620
Retail	5,880	3,086	1,268
Corporate and other	6,068	6,761	6,539

Consolidated depreciation and amortization	$14,037	$12,646	$9,427

Total assets(3):
Direct	$43,144	$49,891
Retail	73,182	64,240
Corporate and other assets	71,321	55,116

Consolidated total assets	$187,647	$169,247

Capital expenditures(3):
Direct	$263	$2,162
Retail	15,552	26,581
Corporate and other	2,263	6,553

Consolidated capital expenditures	$18,078	$35,296

(1)
There have been no inter-segment sales during the reported fiscal years.

(2)
During the fourth quarter of fiscal 2001, management decided to eliminate the Company's stand-alone Home catalog. The Company ceased mailing Home catalogs at the end of the fiscal 2002 second quarter. Net sales for the Home catalog were $6.2 million, $17.0 million and $15.2 million for fiscal 2002, 2001 and 2000, respectively.

(3)
Due to information systems limitations, the Company does not have the ability to break out the capital expenditure and total asset information by segment for the fiscal year ended March 3, 2001.

        The Company's products are principally marketed to individuals within the United States. Net sales realized from other geographic markets, primarily Canada and Japan, have collectively been less than 5% of consolidated net sales in each reported period. No single customer accounts for ten percent or more of consolidated net sales. Apparel sales have constituted approximately three-quarters of the Company's consolidated net sales during fiscal 2002, 2001 and 2000, with sales of jewelry, footwear, gift items and home merchandise constituting the respective balances.

18.    Quarterly Results of Operations (unaudited)

        The following tables contain selected quarterly consolidated financial data for fiscal 2002 and fiscal 2001 that has been prepared on the same basis as the accompanying audited consolidated financial statements and includes all adjustments necessary to present fairly, in all material respects, the information set forth therein on a consistent basis.

	Fiscal 2002
	First Quarter (3-months)	Second Quarter (3-months)	Third Quarter (3-months)	Fourth Quarter (2-months)
	(in thousands, except for per share data)
Net sales	$112,027	$92,794	$153,802	$114,548
Cost of sales	63,035	56,730	88,414	76,225
Gross profit	48,992	36,064	65,388	38,323
Selling, general and administrative expenses	44,322	37,085	55,987	35,937
Income (loss) from operations	4,670	(1,021)	9,401	2,386
Provision for (benefit from) income taxes	1,931	(378)	3,735	962
Net income (loss)	$2,772	$(650)	$5,723	$1,512
Net income (loss) per share — basic	$0.11	$(0.03)	$0.24	$0.06
Net income (loss) per share — diluted	$0.11	$(0.03)	$0.24	$0.06
	Fiscal 2001
	First Quarter (3-months)	Second Quarter (3-months)	Third Quarter (3-months)	Fourth Quarter (3-months)
	(in thousands, except for per share data)
Net sales	$112,868	$92,848	$141,707	$116,601
Cost of sales	63,316	53,686	79,404	76,260
Gross profit	49,552	39,162	62,303	40,341
Selling, general and administrative expenses	47,413	37,177	59,832	44,479
Income (loss) from operations	2,139	1,985	2,471	(4,138)
Provision for (benefit from) income taxes	869	819	999	(1,547)
Net income (loss)	$1,377	$1,296	$1,578	$(2,451)
Net income (loss) per share — basic	$0.06	$0.05	$0.07	$(0.10)
Net income (loss) per share — diluted	$0.06	$0.05	$0.07	$(0.10)

Note: The aggregate of certain of the above quarterly amounts may differ from that reported for the full fiscal year due to the effects of rounding.

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  Exhibit 99.2